Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Appoints Conor C. Flynn as Chief Operating Officer

NEW HYDE PARK, N.Y., May 13, 2013 - Kimco Realty Corporation (NYSE:KIM) today announced that Conor C. Flynn, President of the company’s Western Region, has been named Executive Vice President and Chief Operating Officer of the company effective May 20, 2013. Mr. Flynn succeeds Michael Pappagallo, who is leaving the company to become President and Chief Financial Officer of Brixmor Property Group.

Conor Flynn has demonstrated leadership and entrepreneurial creativity at Kimco for 10 years.  He has held various operating roles within the organization, having led a team of 110 Kimco associates and successfully managed Kimco’s largest region, a portfolio of 191 properties totaling 31.6 million square feet.  Mr. Flynn will relocate to Kimco’s headquarters in New Hyde Park, New York.

“Conor has developed a wealth of experience over many years and has proven to be a strong leader at Kimco,” said Dave Henry, Kimco’s Chief Executive Officer and Vice Chairman, “The Board of Directors unanimously approved his appointment as Chief Operating Officer.”

Commenting on Mr. Pappagallo’s career at Kimco, Mr. Henry said, “Mike has worked for Kimco for 16 years, as Chief Financial Officer and Chief Operating Officer, and the company wishes to recognize and thank him for his hard work and invaluable contributions to Kimco.  All of us at Kimco wish Mike every success in his new role at Brixmor.”

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of March 31, 2013, the company owned interests in 895 shopping centers comprising 131 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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CONTACT:

David F. Bujnicki

Vice President, Investor Relations and Corporate Communications

Kimco Realty Corporation

1-866-831-4297